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Corporate Trust Services

MAC R1204-010

9062 Old Annapolis Road

Columbia, MD 21045

Telephone: 410 884 2000

Fax: 410 715 2380

Annual Statement of Compliance

Per the applicable Servicing Agreement for the transaction listed on Schedule I hereto, the undersigned, a duly authorized officer of Wells Fargo Bank, N.A., in its applicable capacity as listed on Schedule I ("Wells Fargo"), hereby certifies as follows as of and for the year ending December 31, 2019 (the "Reporting Period"):

(a)      A review of Wells Fargo’s activities during the Reporting Period and of its performance under the applicable Servicing Agreement has been made under such officer’s supervision; and

(b)     To the best of such officer’s knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the applicable Servicing Agreement in all material respects throughout the Reporting Period, except as noted in Schedule I.

February 12, 2020

/s/ Brian Smith

Brian Smith

Vice President

/s/ Patti Spencer

Patti Spencer

Assistant Secretary

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Schedule I:

Transaction	Servicing Agreement	Servicing Agreement Date	Wells Fargo Capacity(ies)
Benchmark 2019-B10 Mortgage Trust Commercial Mortgage Pass-Through Certificates	Pooling and Servicing Agreement	04/01/2019	Certificate Administrator

Material Instance(s) of Non-Compliance

List of exemptions for Benchmark 2019-B10 Mortgage Trust Commercial Mortgage Pass-Through Certificates:

A portion of the November 18, 2019 distribution (the "November Distribution"), due to holders of certificates of the Benchmark 2019-B10 Mortgage Trust Commercial Mortgage Pass-Through Certificates, was made one business days late on November 19, 2019 by Wells Fargo. The Certificate Administrator was required to make a distribution of $5,328,046.00 on the November Distribution but instead only paid $266,402.30. The delay in the remaining distribution, consisting of $5,061,643.70, was attributable to a technical issue that caused a wire processing delay. The impact of this error was limited to the November Distribution. To prevent further similar payment errors, Wells Fargo has incorporated additional payment control procedures.